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                                                                    EXHIBIT 23.6

                       CONSENT OF DILLON, READ & CO. INC.

     We hereby consent to the use of Annex C containing our opinion letter dated August 19, 1996 to the Board of Directors of Redman Industries, Inc. ("Redman") in the Joint Proxy Statement and Prospectus constituting a part of the Registration Statement on Form S-4 relating to the acquisition of Redman by Champion Enterprises, Inc. and to the references to our firm in such Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                          DILLON, READ & CO. INC.

                                          /s/ DILLON, READ & CO. INC.

New York, New York
September 20, 1996